EXHIBIT 10.9

[MD Beauty letterhead]

August 2, 2005

Leslie Blodgett

c/o MD Beauty, Inc.

425 Bush Street

San Francisco, CA 94108

Re:  Employment Agreement dated May 3, 2004

Dear Leslie:

                Reference is made to the Employment Agreement (the “Agreement”) dated as of May 3, 2004 between you and MD Beauty, Inc. (the “Company”).  This letter hereby confirms that notwithstanding the language at Section 3(c)(ii) of the Agreement, you may join up to two corporate boards (in addition to the boards of directors of STB Beauty, Inc. and its subsidiaries) of entities that are not competitors of the Company and you may devote a reasonable amount of time to activities as a member of each such board of directors.  Except as specifically set forth in this letter, the terms and provisions of the Agreement shall remain in full force and effect.

Very truly yours,

MD Beauty, Inc.

By:	/s/
Name:
Title:

Acknowledged and agreed:

/s/ Leslie A. Blodgett
Leslie A. Blodgett